Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5462	October 12, 2005

MEDIA CONTACT:	C. Michael Zabel
(716) 842-2311
M&T BANK CORPORATION ANNOUNCES THIRD QUARTER RESULTS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended September 30, 2005.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2005 were $1.64, up 5% from $1.56 in the year-earlier period. On the same basis, net income in the recent quarter totaled $191 million, 2% higher than $186 million in the third quarter of 2004. GAAP-basis net income for 2005’s third quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.39% and 12.97%, respectively, compared with 1.42% and 13.02%, respectively, in the year-earlier quarter.
     The recent quarter’s results reflect a $29 million non-cash, other-than-temporary impairment charge related to preferred stock issuances of the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”). The write-down was taken on $133 million of variable-rate preferred securities that M&T continues to hold. Although the securities are still rated as investment grade, M&T recognized the impairment charge at this time, in accordance with GAAP, in light of changing circumstances during the recent quarter that included an announced further delay in FNMA’s ability to provide restated financial information about its results of operations until late

2-2-2-2-2
M&T BANK CORPORATION
2006 and a further decline in the market value of certain of FHLMC’s preferred stock issuances following its release of operating results. However, because the preferred securities have been held by M&T in its available-for-sale investment securities portfolio, the unrealized losses had already been recorded as reductions of other comprehensive income and, therefore, no incremental reductions of investment securities or stockholders’ equity were required. Accordingly, the accounting treatment for the impairment charge made pursuant to GAAP had no significant effect on M&T’s consolidated balance sheet. As a result of the impairment charge and the recognition of available income tax benefits, M&T’s reported net income in the recent quarter was reduced by $18 million, or $.16 of diluted earnings per share.
     Results for the third quarter of last year also included certain notable events. M&T reorganized certain of its subsidiaries in 2004’s third quarter which decreased M&T’s effective state income tax rate for that quarter. As a result, both M&T’s income tax expense during the third quarter of 2004 and M&T’s deferred tax liability at September 30, 2004 were reduced by $12 million. In addition, M&T Bank, a wholly owned subsidiary of M&T, made a tax-deductible $25 million cash contribution to The M&T Charitable Foundation, a tax-exempt private charitable foundation, which increased “other expense” by the amount of the contribution while reducing income tax expense by $10 million. The aggregate impact of these events was to decrease net income in the third quarter of 2004 by $3 million or $.02 of diluted earnings per share.
     Commenting on M&T’s third quarter results, René F. Jones, Senior Vice President and Chief Financial Officer, stated “Although the recent quarter’s performance was affected by the non-cash write-down of the preferred stock of certain government-sponsored entities, we are nevertheless pleased with our results.
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3-3-3-3-3
M&T BANK CORPORATION
Our ability to contain expenses during a period of slow industry-wide revenue growth is in part attributable to success in our areas of focus initially described in the 2004 Annual Report to Stockholders. That success is reflected in the year-over-year improvement in our efficiency ratio. Furthermore, credit quality continued to be very good as reflected in the relatively low levels of net charge-offs and nonperforming loans.”
     For the first three quarters of 2005, GAAP-basis diluted earnings per share increased 13% to $4.95 from $4.39 in the comparable year-earlier period. On the same basis, net income for the first nine months of 2005 totaled $577 million, up 9% from the $530 million earned in the similar 2004 period. GAAP-basis net income for the nine-month period ended September 30, 2005 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.43% and 13.37%, respectively, compared with 1.39% and 12.44%, respectively, in the corresponding 2004 period.
     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, because such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, totaled $9 million ($.08 per
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4-4-4-4-4
M&T BANK CORPORATION
diluted share) in the recent quarter, compared with $11 million ($.09 per diluted share) in the third quarter of 2004. Similar amortization charges, after tax effect, for the nine-month periods ended September 30, 2005 and 2004 were $27 million ($.23 per diluted share) and $36 million ($.30 per diluted share), respectively. There were no merger-related expenses in either 2005 or 2004.
     Reflecting the impact of each year’s third quarter events described earlier, diluted net operating earnings per share, which exclude amortization of core deposit and other intangible assets, were $1.72 in the third quarter of 2005, up 4% from $1.65 in the year-earlier quarter. Net operating income totaled $200 million and $198 million in the third quarter of 2005 and 2004, respectively. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.54% and 27.67%, respectively, in 2005’s third quarter, compared with 1.60% and 29.42% in the year-earlier quarter.
     Diluted net operating earnings per share for the nine-month period ended September 30, 2005 rose 10% to $5.18 from $4.69 in the similar period of 2004. For the first nine months of 2005, net operating income totaled $604 million, 7% higher than $566 million in the year-earlier period. Expressed as an annualized rate of return on average tangible assets and average tangible equity, net operating income for the first three quarters of 2005 was 1.59% and 29.04%, respectively, compared with 1.58% and 28.45% in the first nine months of 2004.
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5-5-5-5-5
M&T BANK CORPORATION
     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004
	(in thousands, except per share)
Diluted earnings per share	$1.64	1.56	4.95	4.39
Amortization of core deposit and other intangible assets(1)	.08	.09	.23	.30

Diluted net operating earnings per share	$1.72	1.65	5.18	4.69

Net income	$191,074	186,441	577,198	530,316
Amortization of core deposit and other intangible assets(1)	8,503	11,381	26,929	36,087

Net operating income	$199,577	197,822	604,127	566,403

(1)	After any related tax effect
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6-6-6-6-6
M&T BANK CORPORATION
     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004
	(in millions)
Average assets	$54,444	52,170	53,899	51,116
Goodwill	(2,904)	(2,904)	(2,904)	(2,904)
Core deposit and other intangible assets	(128)	(191)	(142)	(210)
Deferred taxes	49	—	55	—

Average tangible assets	$51,461	49,075	50,908	48,002

Average equity	$5,845	5,697	5,772	5,694
Goodwill	(2,904)	(2,904)	(2,904)	(2,904)
Core deposit and other intangible assets	(128)	(191)	(142)	(210)
Deferred taxes	49	73	55	80

Average tangible equity	$2,862	2,675	2,781	2,660

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income increased to $460 million in the third quarter of 2005 from $444 million in the year-earlier quarter. Average loans outstanding totaled $39.9 billion in the recent quarter, compared with $37.6 billion in the third quarter of 2004. Largely offsetting the favorable impact of higher outstanding loan balances was a narrowing of M&T’s net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, to 3.76% in 2005’s third quarter from 3.85% in the corresponding period of 2004.
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7-7-7-7-7
M&T BANK CORPORATION
     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $22 million in the recent quarter, compared with $17 million in the third quarter of 2004. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .21% in the third quarter of 2005, compared with .16% in the corresponding 2004 period. In dollar total, net charge-offs during the third quarter of 2005 and 2004 were $22 million and $15 million, respectively.
     Loans classified as nonperforming totaled $166 million, or .41% of total loans at the recent quarter-end, improved from $181 million or .48% at September 30, 2004. Loans past due 90 days or more and accruing interest totaled $131 million at September 30, 2005, compared with $140 million a year earlier. Included in these loans at September 30, 2005 and 2004 were $107 million and $111 million, respectively, of loans guaranteed by government-related entities.
     Allowance for Credit Losses. The allowance for credit losses totaled $638 million, or 1.58% of total loans, at September 30, 2005, compared with $626 million, or 1.65%, a year earlier. The decline in the allowance as a percentage of loans reflects improvement in various credit factors and the relatively low levels of net loan charge-offs and nonperforming loans. At December 31, 2004, the allowance for credit losses totaled $627 million, or 1.63% of total loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 383%, 346% and 364% at September 30, 2005, September 30, 2004 and December 31, 2004, respectively.
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8-8-8-8-8
M&T BANK CORPORATION
     Noninterest Income and Expense. Noninterest income in the recent quarter totaled $221 million, down 10% from $245 million in the year-earlier quarter. The decrease was the result of the previously discussed $29 million non-cash accounting charge recognized during the recent quarter for the other-than-temporary decline in value of the preferred stock of FNMA and FHLMC, partially offset by increases in mortgage banking and other revenues.
     Noninterest expense in the third quarter of 2005 totaled $368 million, down from $407 million in 2004’s third quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $14 million in 2005 and $19 million in 2004. Exclusive of those nonoperating expenses, noninterest operating expenses were $354 million in the recent quarter, down $34 million from $388 million in the third quarter of 2004. The higher operating expenses in 2004’s third quarter resulted largely from the previously noted $25 million charitable contribution made in that period. Also contributing to the lower level of operating expenses in 2005 was a $6 million partial reversal of the valuation allowance for the impairment of capitalized mortgage servicing rights recorded during the recently completed quarter. The reduction of the valuation allowance reflects an increase in the value of capitalized mortgage servicing rights resulting from higher residential mortgage loan interest rates at September 30, 2005 as compared with a quarter earlier. A $7 million addition to the valuation allowance for the impairment of capitalized mortgage servicing rights was recorded during the third quarter of 2004, largely the result of the lower interest rate environment that existed at the end of that quarter as compared with June 30, 2004.
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9-9-9-9-9
M&T BANK CORPORATION
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 50.0% in the third quarter of 2005, improved significantly from 56.4% in the year-earlier period. If the $25 million charitable contribution was excluded from the computation, M&T’s efficiency ratio during 2004’s third quarter would have been 52.7%.
     Balance Sheet. M&T had total assets of $54.8 billion at September 30, 2005, up from $52.9 billion at September 30, 2004. Loans and leases, net of unearned discount, aggregated $40.3 billion at September 30, 2005, compared with $38.0 billion a year earlier. Deposits totaled $37.2 billion at the recent quarter-end, up from $35.0 billion at September 30, 2004. Total stockholders’ equity was $5.8 billion at September 30, 2005, representing 10.66% of total assets, compared with $5.7 billion or 10.80% a year earlier. Common stockholders’ equity per share was $51.81 and $49.11 at September 30, 2005 and 2004, respectively. Tangible equity per common share was $25.42 at September 30, 2005, compared with $23.17 at September 30, 2004. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.0 billion at September 30, 2005 and 2004.
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10-10-10-10-10
M&T BANK CORPORATION
     In December 2004, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. During the recent quarter, 1,449,700 shares of common stock were repurchased by M&T pursuant to such plan at an average cost per share of $107.06. Through September 30, 2005, M&T had repurchased 4,093,000 shares of its common stock pursuant to the plan at an average cost of $103.62 per share.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss third quarter financial results today at 9:00 a.m. Eastern Daylight Saving Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will also be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Thursday, October 13, 2005 by calling 877-519-4471, code 6480553 and 973-341-3080 for international participants. The event will also be archived and available by 3:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
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11-11-11-11-11
M&T BANK CORPORATION
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations and credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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12-12-12-12-12
M&T BANK CORPORATION
Financial Highlights

	Three months ended			Nine months ended
Amounts in thousands,	September 30			September 30
except per share	2005	2004	Change	2005	2004	Change
Performance

Net income	$191,074	186,441	2%	$577,198	530,316	9%

Per common share:
Basic earnings	$1.68	1.59	6%	$5.06	4.48	13%
Diluted earnings	1.64	1.56	5	4.95	4.39	13
Cash dividends	$.45	.40	13	$1.30	1.20	8

Common shares outstanding:
Average — diluted (1)	116,200	119,665	-3%	116,598	120,874	-4%
Period end (2)	112,848	116,274	-3	112,848	116,274	-3

Return on (annualized):
Average total assets	1.39%	1.42%		1.43%	1.39%
Average common stockholders’ equity	12.97%	13.02%		13.37%	12.44%

Taxable-equivalent net interest income	$459,553	443,827	4%	$1,357,493	1,305,645	4%
Yield on average earning assets	5.94%	5.10%		5.72%	5.08%
Cost of interest-bearing liabilities	2.64%	1.53%		2.35%	1.45%
Net interest spread	3.30%	3.57%		3.37%	3.63%
Contribution of interest-free funds	.46%	.28%		.42%	.27%
Net interest margin	3.76%	3.85%		3.79%	3.90%

Net charge-offs to average total net loans (annualized)	.21%	.16%		.18%	.20%

Net operating results (3)

Net operating income	$199,577	197,822	1%	$604,127	566,403	7%
Diluted net operating earnings per common share	1.72	1.65	4	5.18	4.69	10
Return on (annualized):
Average tangible assets	1.54%	1.60%		1.59%	1.58%
Average tangible common equity	27.67%	29.42%		29.04%	28.45%
Efficiency ratio	49.97%	56.38%		51.38%	54.52%

	At September 30
	2005	2004	Change
Loan quality

Nonaccrual loans	$154,768	171,807	-10%
Renegotiated loans	11,697	9,051	29

Total nonperforming loans	$166,465	180,858	-8%

Accruing loans past due 90 days or more	$130,944	139,541	-6%

Nonperforming loans to total net loans	.41%	.48%
Allowance for credit losses to total net loans	1.58%	1.65%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 5.
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13-13-13-13-13
M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Nine months ended
	September 30			September 30
Dollars in thousands	2005	2004	Change	2005	2004	Change
Interest income	$720,754	583,052	24%	$2,035,593	1,689,785	20%
Interest expense	265,576	143,771	85	690,858	397,405	74

Net interest income	455,178	439,281	4	1,344,735	1,292,380	4

Provision for credit losses	22,000	17,000	29	65,000	67,000	-3

Net interest income after provision for credit losses	433,178	422,281	3	1,279,735	1,225,380	4

Other income
Mortgage banking revenues	35,345	32,064	10	100,045	90,456	11
Service charges on deposit accounts	94,878	93,849	1	276,200	273,278	1
Trust income	33,748	33,713	—	100,016	101,875	-2
Brokerage services income	13,685	13,360	2	42,045	40,458	4
Trading account and foreign exchange gains	6,326	3,325	90	17,152	12,292	40
Gain (loss) on bank investment securities	(27,995)	—	—	(27,749)	2,512	—
Other revenues from operations	65,507	68,614	-5	193,405	184,539	5

Total other income	221,494	244,925	-10	701,114	705,410	-1

Other expense
Salaries and employee benefits	207,705	205,003	1	618,922	608,400	2
Equipment and net occupancy	43,033	42,686	1	129,647	134,869	-4
Printing, postage and supplies	8,684	8,103	7	25,926	26,489	-2
Amortization of core deposit and other intangible assets	13,926	18,619	-25	44,102	59,017	-25
Other costs of operations	94,902	132,511	-28	297,431	325,321	-9

Total other expense	368,250	406,922	-10	1,116,028	1,154,096	-3

Income before income taxes	286,422	260,284	10	864,821	776,694	11

Applicable income taxes	95,348	73,843	29	287,623	246,378	17

Net income	$191,074	186,441	2%	$577,198	530,316	9%

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14-14-14-14-14

M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	September 30
Dollars in thousands	2005	2004	Change
ASSETS
Cash and due from banks	$1,401,790	1,754,040	-20%
Money-market assets	217,925	173,235	26
Investment securities	8,230,447	8,437,288	-2
Loans and leases, net of unearned discount	40,334,607	37,950,316	6
Less: allowance for credit losses	637,819	626,344	2

Net loans and leases	39,696,788	37,323,972	6
Goodwill	2,904,081	2,904,081	—
Core deposit and other intangible assets	121,405	181,814	-33
Other assets	2,268,913	2,112,470	7

Total assets	$54,841,349	52,886,900	4%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits at U.S. offices	$8,067,788	8,416,476	-4%
Other deposits at U.S. offices	24,948,861	22,774,156	10
Deposits at foreign office	4,182,366	3,785,067	10

Total deposits	37,199,015	34,975,699	6
Short-term borrowings	4,198,206	5,650,533	-26
Accrued interest and other liabilities	742,442	834,860	-11
Long-term borrowings	6,854,663	5,715,508	20

Total liabilities	48,994,326	47,176,600	4
Stockholders’ equity (1)	5,847,023	5,710,300	2

Total liabilities and stockholders’ equity	$54,841,349	52,886,900	4%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $45.3 million at September 30, 2005 and accumulated other comprehensive income, net of applicable income tax effect, of $85 thousand at September 30, 2004.
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15-15-15-15-15

M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Nine months ended
	September 30					September 30
Dollars in millions	2005		2004		Change in	2005		2004		Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Money-market assets	$129	2.42%	68	.72%	89%	$108	2.00%	76	.82%	42%

Investment securities	8,439	4.41	8,195	4.16	3	8,535	4.37	7,886	4.14	8

Loans and leases, net of unearned discount
Commercial, financial, etc.	10,497	5.71	9,648	4.29	9	10,360	5.43	9,405	4.22	10
Real estate — commercial	14,351	6.86	13,669	5.77	5	14,315	6.44	13,053	5.69	10
Real estate — consumer	4,268	5.99	2,980	5.95	43	3,672	5.98	3,093	5.93	19
Consumer	10,763	6.25	11,314	5.50	-5	10,887	6.03	11,238	5.54	-3

Total loans and leases, net	39,879	6.27	37,611	5.31	6	39,234	6.02	36,789	5.30	7

Total earning assets	48,447	5.94	45,874	5.10	6	47,877	5.72	44,751	5.08	7

Goodwill	2,904		2,904		—	2,904		2,904		—

Core deposit and other intangible assets	128		191		-33	142		210		-32

Other assets	2,965		3,201		-7	2,976		3,251		-8

Total assets	$54,444		52,170		4%	$53,899		51,116		5%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$400	.60	349	.28	15%	$393	.50	609	.33	-36%
Savings deposits	14,822	1.00	15,432	.57	-4	15,021	.88	15,286	.59	-2
Time deposits	9,540	3.30	7,265	2.20	31	8,531	3.01	6,901	2.18	24
Deposits at foreign office	4,005	3.42	3,334	1.42	20	4,018	2.93	3,000	1.15	34

Total interest-bearing deposits	28,767	2.09	26,380	1.12	9	27,963	1.82	25,796	1.07	8

Short-term borrowings	4,779	3.50	5,281	1.46	-9	4,979	2.98	5,065	1.17	-2
Long-term borrowings	6,373	4.46	5,789	3.44	10	6,346	4.21	5,741	3.39	11

Total interest-bearing liabilities	39,919	2.64	37,450	1.53	7	39,288	2.35	36,602	1.45	7

Noninterest-bearing deposits	7,941		8,189		-3	8,121		7,917		3

Other liabilities	739		834		-11	718		903		-20

Total liabilities	48,599		46,473		5	48,127		45,422		6

Stockholders’ equity	5,845		5,697		3	5,772		5,694		1

Total liabilities and stockholders’ equity	$54,444		52,170		4%	$53,899		51,116		5%

Net interest spread		3.30		3.57			3.37		3.63
Contribution of interest-free funds		.46		.28			.42		.27
Net interest margin		3.76%		3.85%			3.79%		3.90%
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